Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

August 2, 2024

TE Connectivity Ltd.

Mühlenstrasse 26

CH-8200 Schaffhausen
Switzerland

Tyco Electronics Group S.A.

46 Place Guillaume II

L-1648 Luxembourg

Ladies and Gentlemen:

We have acted as counsel to TE Connectivity Ltd., a Swiss corporation (“TE Connectivity”), and Tyco Electronics Group S.A., a Luxembourg company (“TEGSA”), in connection with the offer and sale by TEGSA of $350,000,000 aggregate principal amount of its 4.625% Senior Notes due 2030 (the “Notes”), pursuant to the Underwriting Agreement, dated as of July 30, 2024 (the “Agreement”), among TE Connectivity, TEGSA and BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein. The Notes are being issued pursuant to the Indenture dated as of September 25, 2007 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented by the Twentieth Supplemental Indenture, dated as of August 2, 2024 (the “Twentieth Supplemental Indenture”). The Base Indenture, as supplemented by the Twentieth Supplemental Indenture, is collectively referred to herein as the “Indenture.”

TEGSA’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by TE Connectivity and such guarantee (the “Guarantee”) is set forth in the Indenture and evidenced by a notation on the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-276160), filed by TE Connectivity and TEGSA on December 20, 2023 (the “Registration Statement”); (ii) the Prospectus, dated December 20, 2023 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the Prospectus Supplement, dated July 30, 2024 (the “Prospectus Supplement”); (iv) the Base Indenture; (v) the Twentieth Supplemental Indenture; (vi) the Notes; (vii) the Guarantee; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of TE Connectivity and TEGSA, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed (i) the valid existence of each of TE Connectivity and TEGSA, (ii) that each of TE Connectivity and TEGSA has the requisite corporate power and authority to enter into and perform its obligations under the Notes and the Guarantee, as applicable, (iii) the due authorization, execution and delivery of the Notes and the Guarantee by each of TE Connectivity and TEGSA, as applicable, and (iv) that the Notes have been duly authenticated by the Trustee. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of TE Connectivity and TEGSA.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.            The Notes constitute valid and binding obligations of TEGSA, enforceable against it in accordance with their terms.

2.            The Guarantee constitutes a valid and binding obligation of TE Connectivity, enforceable against TE Connectivity in accordance with its terms.

The opinions expressed above with respect to the validity, binding effect and enforceability of the Notes and the Guarantee are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP